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UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

Magellan Health Services, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

559079207
(CUSIP Number)

July 27, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 640268108

1.		NAME OF REPORTING PERSONS.
HealthCor Management, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 20-2893581
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0
	6.	SHARED VOTING POWER
2,253,500
	7.	SOLE DISPOSITIVE POWER
0
	8.	SHARED DISPOSITIVE POWER
2,253,500
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,253,500
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.70%
12.		TYPE OF REPORTING PERSON*
PN

CUSIP No. 640268108

1.		NAME OF REPORTING PERSONS.
HealthCor Associates, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 20-2891849
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0
	6.	SHARED VOTING POWER
2,253,500
	7.	SOLE DISPOSITIVE POWER
0
	8.	SHARED DISPOSITIVE POWER
2,253,500
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,253,500
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.70%
12.		TYPE OF REPORTING PERSON*
OO- limited liability company

CUSIP No. 640268108

1.		NAME OF REPORTING PERSONS.
HealthCor Offshore, Ltd. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0
	6.	SHARED VOTING POWER
1,457,179
	7.	SOLE DISPOSITIVE POWER
0
	8.	SHARED DISPOSITIVE POWER
1,457,179
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,457,179
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.68%
12.		TYPE OF REPORTING PERSON*
OO- limited company

CUSIP No. 640268108

1.		NAME OF REPORTING PERSONS.
HealthCor Hybrid Offshore, Ltd. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) N/A
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0
	6.	SHARED VOTING POWER
370,926
	7.	SOLE DISPOSITIVE POWER
0
	8.	SHARED DISPOSITIVE POWER
370,926
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
370,926
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.94%
12.		TYPE OF REPORTING PERSON*
OO- limited company

CUSIP No. 640268108

1.		NAME OF REPORTING PERSONS.
HealthCor Group, LLC I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 51-0551771
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0
	6.	SHARED VOTING POWER
425,395
	7.	SOLE DISPOSITIVE POWER
0
	8.	SHARED DISPOSITIVE POWER
425,395
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
425,395
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.08%
12.		TYPE OF REPORTING PERSON*
OO- limited liability company

CUSIP No. 640268108

1.		NAME OF REPORTING PERSONS.
HealthCor Capital, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 51-0551770
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0
	6.	SHARED VOTING POWER
425,395
	7.	SOLE DISPOSITIVE POWER
0
	8.	SHARED DISPOSITIVE POWER
425,395
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
425,395
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.08%
12.		TYPE OF REPORTING PERSON*
PN

CUSIP No. 640268108

1.		NAME OF REPORTING PERSONS.
HealthCor, L.P. I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) 20-3240266
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0
	6.	SHARED VOTING POWER
425,395
	7.	SOLE DISPOSITIVE POWER
0
	8.	SHARED DISPOSITIVE POWER
425,395
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
425,395
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
1.08%
12.		TYPE OF REPORTING PERSON*
PN

CUSIP No. 640268108

1.		NAME OF REPORTING PERSONS.
Arthur Cohen
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0
	6.	SHARED VOTING POWER
2,253,500
	7.	SOLE DISPOSITIVE POWER
0
	8.	SHARED DISPOSITIVE POWER
2,253,500
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,253,500
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.70%
12.		TYPE OF REPORTING PERSON*
IN

CUSIP No. 640268108

1.		NAME OF REPORTING PERSONS.
Joseph Healey
2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a) ☒
(b) ☐
3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0
	6.	SHARED VOTING POWER
2,253,500
	7.	SOLE DISPOSITIVE POWER
0
	8.	SHARED DISPOSITIVE POWER
2,253,500
9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,253,500
10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.70%
12.		TYPE OF REPORTING PERSON*
IN

Item 1(a).	Name of Issuer: Magellan Health Services, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

55 Nod Road, Avon, Connecticut 06001

Item 2. (a, b, c).

Name of Persons Filing, Address of Principal Business Office, Citizenship:

(i)  HealthCor Management, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

(ii)  HealthCor Associates, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

(iii)  HealthCor Offshore, Ltd., a Cayman Islands limited company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

(iv)  HealthCor Hybrid Offshore, Ltd., a Cayman Islands limited company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

(v)  HealthCor Group, LLC, a Delaware limited liability company, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

(vi)  HealthCor Capital, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

(vii)  HealthCor, L.P., a Delaware limited partnership, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

(viii)  Joseph Healey; Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019; and

(ix)  Arthur Cohen, 12 South Main Street, #203 Norwalk, Connecticut 06854. Both Mr. Healey and Mr. Cohen are United States citizens.

Item 2(d).	Title of Class of Securities: common stock, par value $0.01 per share (the “Common Stock”)

Item 2(e).	CUSIP Number: 559079207

Item 3.	Not Applicable.

Item 4.	Ownership.

Collectively, HealthCor, L.P., HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. are the beneficial owners of a total of 2,253,500 shares of the Common Stock of the Issuer. The investment manager of each of these funds is HealthCor Management, L.P. and by virtue of such status may also be deemed to be the beneficial owner of the shares of Common Stock.

The general partner of HealthCor, L.P. is HealthCor Capital, L.P. and the general partner of HealthCor Capital, L.P. is HealthCor Group, LLC. Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed the beneficial owner of that portion of the Common Stock beneficially owned by HealthCor, L.P.

HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and, as such, may also be deemed to be the beneficial owner of the Common Stock. Arthur Cohen and Joseph Healey are the Managers of HealthCor Associates, LLC and have both voting and investment power with respect to the Common Stock reported herein, and therefore may also be deemed to be the beneficial owners of such Common Stock.

1.	HealthCor Management, L.P.

(a)	Amount beneficially owned: 2,253,500 shares

(b)
Percent of class: 5.70%. The percentage of Common Stock reported as beneficially owned is based upon 39,565,274 shares outstanding as of June 30, 2007, as reported by the Issuer in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on July 27, 2007.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,253,500 shares

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,253,500 shares.

2.	HealthCor Associates, LLC

(a)	Amount beneficially owned: 2,253,500 shares

(b)	Percent of class: 5.70% (determined as set forth in paragraph 1(b) of this Item 4).

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,253,500 shares

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,253,500 shares.

3.	HealthCor Offshore, Ltd.

(a)	Amount beneficially owned: 1,457,179 shares

(b)	Percent of class: 3.68% (determined as set forth in paragraph 1(b) of this Item 4).

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or to direct the vote: 1,457,179 shares

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 1,457,179 shares.

4.	HealthCor Hybrid Offshore, Ltd.

(a)	Amount beneficially owned: 370,926 shares

(b)	Percent of class: 0.94% (determined as set forth in paragraph 1(b) of this Item 4).

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or to direct the vote: 370,926 shares

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 370,926 shares.

5.	HealthCor Group, LLC

(a)	Amount beneficially owned: 425,395 shares

(b)	Percent of class: 1.08% (determined as set forth in paragraph 1(b) of this Item 4).

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or to direct the vote: 425,395 shares

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 425,395 shares.

6.	HealthCor Capital, L.P.

(a)	Amount beneficially owned: 425,395 shares

(b)	Percent of class: 1.08% (determined as set forth in paragraph 1(b) of this Item 4).

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or to direct the vote: 425,395 shares

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 425,395 shares.

7.	HealthCor, L.P.

(a)	Amount beneficially owned: 425,395 shares

(b)	Percent of class: 1.08% (determined as set forth in paragraph 1(b) of this Item 4).

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or to direct the vote: 425,395 shares

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 425,395 shares.

8.	Joseph Healey

(a)	Amount beneficially owned: 2,253,500 shares

(b)	Percent of class: 5.70% (determined as set forth in paragraph 1(b) of this Item 4)

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,253,500 shares

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,253,500 shares.

9.	Arthur Cohen

(a)	Amount beneficially owned: 2,253,500 shares

(b)	Percent of class: 5.70% (determined as set forth in paragraph 1(b) of this Item 4)

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote: 0

(ii) Shared power to vote or to direct the vote: 2,253,500 shares

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 2,253,500 shares.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[Signature Page Follows]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:	August 6, 2007

	HealthCor Management, L.P., for itself and as manager on behalf of (i) HealthCor Offshore, Ltd. and (ii) HealthCor Hybrid Offshore, Ltd.	HealthCor Associates, LLC
By: /s/ Steven J. Musumeci
By:	HealthCor Associates, LLC, its general partner	Name: Steven J. Musumeci Title: Chief Operating Officer
By: /s/ Steven J. Musumeci
	Name: Steven J. Musumeci	HealthCor Group, LLC
Title: Chief Operating Officer
By: /s/ Steven J. Musumeci
	HealthCor Capital, L.P., for itself and as general partner on behalf of HealthCor, L.P.	Name: Steven J. Musumeci Title: Chief Operating Officer

By:	HealthCor Group, LLC, its general partner
/s/ Joseph Healey Joseph Healey, Individually
By: /s/ Steven J. Musumeci
	Name: Steven J. Musumeci Title: Chief Operating Officer	/s/ Arthur Cohen Arthur Cohen, Individually

Exhibit 1

JOINT ACQUISITION STATEMENT PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date:	August 6, 2007

	HealthCor Management, L.P., for itself and as manager on behalf of (i) HealthCor Offshore, Ltd. and (ii) HealthCor Hybrid Offshore, Ltd.	HealthCor Associates, LLC
By: /s/ Steven J. Musumeci
By:	HealthCor Associates, LLC, its general partner	Name: Steven J. Musumeci Title: Chief Operating Officer
By: /s/ Steven J. Musumeci
	Name: Steven J. Musumeci	HealthCor Group, LLC
Title: Chief Operating Officer
By: /s/ Steven J. Musumeci
	HealthCor Capital, L.P., for itself and as general partner on behalf of HealthCor, L.P.	Name: Steven J. Musumeci Title: Chief Operating Officer

By:	HealthCor Group, LLC, its general partner
/s/ Joseph Healey Joseph Healey, Individually
By: /s/ Steven J. Musumeci
	Name: Steven J. Musumeci Title: Chief Operating Officer	/s/ Arthur Cohen Arthur Cohen, Individually